CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

BALANCED LIVING, INC.

The undersigned President of BALANCED LIVING, INC., a corporation organized and existing under the laws of the State of Colorado, does hereby certify as follows:

1.

That the name of the Corporation is BALANCE LIVING, INC.

2.

Article XIII is being added to the Certificate of Incorporation to provide that any action which may be taken at any annual or special meeting of stockholders may be taken by written consent of a majority of stockholders.

3.

Accordingly, the text of the Certificate of Incorporation is hereby amended to read as follows:

ARTICLE XIII

STOCKHOLDER ACTION WITHOUT MEETING

Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

4.

The aforesaid Amendment to the Articles of Incorporation was adopted by the Board of Directors and by stockholders at a meeting called and held May 10, 2000.  Of the 867,849 shares outstanding, 605,834 voted in favor of the amendment, with non voting against and none abstaining.

IN WITNESS WHEREOF, I, Jeannene Barham, President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 22nd day of May, 2000.

                                                                        BALANCED LIVING, INC.

                                                                        By /s/Jeannene Barham

                                                                        Jeannene Barham, President